Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

April 24, 2025

Spectral AI, Inc.

2515 McKinney Avenue, Suite 1000

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special counsel to Spectral AI, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), including the related Prospectus therein (the “Prospectus”), on April 23, 2025. The Registration Statement and the Prospectus relate to the offer and resale by the Selling Securityholders (as defined below) of 2,836,918 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 (“Common Stock”), issuable upon the exercise of warrants to acquire shares of Common Stock (“Warrants”) originally issued in private placements, which consists of (i) 768,072 Warrants with an exercise price of $1.66 per Warrant issued to Avenue Ventures Fund II, L.P. (“Avenue”) pursuant to a Loan and Security Agreement, dated March 21, 2025, by and among the Company, Spectral MD Holdings LLC, Spectral MD, Inc. and Avenue (the “LSA”); (ii) 1,153,846 Warrants with an exercise price of $1.80 per Warrant issued to certain investors in the United States (the “US Investors”) pursuant to a securities purchase agreement, dated March 21, 2025, by and between the Company and Dominari Securities LLC (the “Dominari Purchase Agreement”); and (iii) 915,000 Warrants with an exercise price of $1.80 per Warrant issued to certain investors in the United Kingdom (the “UK Investors,” and together with Avenue and the US Investors, the “Selling Securityholders”) pursuant to a securities purchase agreement, dated March 21, 2025, by and among the Company and the UK Investors (the “UK Purchase Agreement” and, along with the LSA and Dominari Purchase Agreement, the “Purchase Agreements”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Prospectus, (c) executed copies of the Purchase Agreements, (d) the certificate of incorporation and bylaws of the Company, as amended through the date hereof, (e) the Warrants and (f) certain resolutions of the board of directors of the Company or committees thereof. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials. We have also assumed, with respect to the issuance of the Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares. We have not independently established the validity of the foregoing assumptions.

Spectral AI, Inc.

April 24, 2025

This opinion letter is limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law. We express no opinion, and make no statement, as to the laws, rules, or regulations of any other jurisdiction or as to the municipal laws or the laws, rules, or regulations of any local agencies or governmental authorities of or within the State of Delaware and New York, or as to any matters arising thereunder or relating thereto. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states to sales of the Shares.

Based on, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares were duly authorized, and if issued upon exercise of the Warrants, against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid, and non-assessable.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason. We express no opinion, and make no statement, as to the applicability of any rights or obligations provided in the Purchase Agreements in future transactions.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Reed Smith
REED SMITH LLP